ADVISORONE FUNDS

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

FUNDS OF THE TRUST AS OF December 19, 2005

NAME OF FUND

ANNUAL ADVISORY FEE AS A % OF                AVERAGE NET ASSETS OF THE FUND

Amerigo Fund

1.00%

Clermont Fund

1.00%

Berolina Fund

1.00%

Descartes Fund

1.00%

Liahona Fund

1.00%

ADVISORONE FUNDS

CLS INVESTMENT FIRM, LLC

By:_W. Patrick Clarke___________                        By:__/s/ Todd Clarke___________

W. Patrick Clarke, President

Todd Clarke, President